UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2010
Date of Report (Date of earliest event reported)

Artepharm Global Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53902 (Commission File Number)	98-0460379 (IRS Employer Identification No.)

Suite #222, 6820 188th Street Surrey, British Columbia, Canada (Address of principal executive offices)	V4N 3G6 (Zip Code)

(604) 575-3552
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01     Changes in Control of Registrant

On February 26, 2010, Harpreet S. Sangha, an officer and director of Artepharm Global Corp. (the "Company") acquired an aggregate of 31,000,000 shares of common stock of the Company in two private purchase transactions for an aggregate purchase price of $3,100 from Mr. Sangha's personal funds. As a result, Mr. Sangha holds 57.4% of the Company's issued and outstanding stock.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2010, the Board of Directors of the Company accepted the resignation of Harpreet Sangha as President of the Company and appointed Jianping Song as President and as a director of the Company. Additionally, Mr. Sangha was appointed to serve as the Chief Executive Officer and Chief Financial Officer of the Company. Mr. Sangha shall continue in his roles as Secretary and a Director of the Company.

Jianping Song is a 44-year-old researcher, MD, and Master Instructor of Chinese Medicine Clinical Basics (febrile disease subject) in Guangzhou University of Chinese Medicine. Dr. Song graduated from Jiangxi Medical College in 1986 and from the Guangzhou University of Chinese Medicine in 2001. He obtained a doctorate the same year. From 1986 to 1988, he served as a doctor in a Chinese medicine hospital in Huichang County, Jiangxi Province. From 1988 to 1998, he was an associate professor of Jiangxi College of Traditional Chinese Medicine. Since 1998, he served as Associate Professor of Institute of Tropical Medicine in Guangzhou University of Chinese Medicine, director of the Artemisia annua Research Center, and research fellow. Mr. Jianping has served as General Manager of Artepharm since 2004.

As a result of the Board of Director's appointment of Mr. Song, the Company's current officers and directors are as follows:
Name	Position
Harpreet Sangha	Chief Executive Officer, Chief Financial Officer, Secretary and a Director
Jianping Song	President and a Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DATE: March 3, 2010	ARTEPHARM GLOBAL CORP. "Harpreet S. Sangha" Harpreet S. Sangha Chief Executive Officer and director

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